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                                                                     Exhibit 4.2

                                                                  EXECUTION COPY

                         LOGICAL DESIGN SOLUTIONS, INC.

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS
(i) A REGISTRATION STATEMENT FOR THIS SECURITY UNDER THE ACT IS IN EFFECT OR
(ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR THE SECURITIES LAWS OF ANY STATE.

                        9% Junior Subordinated Debenture
                               Due March 19, 2003

                                                          Morristown, New Jersey
No. J-1                                                           March 18, 1997

     FOR VALUE RECEIVED, Logical Design Solutions, Inc., a New Jersey corporation (the "Company"), hereby, promises to pay to Mary Kay Brooks, or its registered assigns, the sum of Six Hundred Ninety Five Thousand One Hundred Twenty Two and 45/100 ($695,122.45) Dollars on March 19, 2003, together with interest, computed on the basis of the actual number of days elapsed over a 360-day year, on the unpaid principal balance hereof until paid in full at the rate of nine percent (9%) per annum from the date hereof. Interest shall accrue and compound annually and shall be paid upon each payment or prepayment of principal.

     Any interest not paid when due and payable shall thereafter be paid on demand by the holder of this Junior Debenture (as defined below) together with a late charge of two percent (2%) of the amount of interest payment due.

     All payments of principal (including any prepayments or redemptions) and interest hereunder shall be made by the Company in lawful money of the United States of America in immediately available federal funds (or, at the request of the holder of this Debenture, by certified or bank check or wire transfer) not later than 2:00 p.m., Boston, Massachusetts, time, on the date each such payment is due, by crediting an account in the United States as the holder of this Junior Debenture may designate in writing to the Company before the scheduled payment date.
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     This Junior Debenture is one of a duly authorized issue of Junior
Debentures designated as "9% Junior Subordinated Debentures due March 19, 2003" (herein called the "Junior Debentures"), in the aggregate principal amount of $1,114,289.50 and issued under a 9% Senior Subordinated Debenture and Warrant Purchase Agreement, dated as of March 19, 1997 (herein called the "Agreement"), among the Company, certain of its shareholders, Summit Ventures IV, L.P., Summit Investors III, L.P., Paul F. Lozier and Samedan, Inc., to which Agreement and all agreements supplemental thereto reference is hereby made for a statement of the respective rights and duties thereunder of the Company, and the holders of the Junior Debentures, and the terms upon which the Debentures are, and are to be, delivered.

     The principal of this Junior Debenture is subject to prepayment under certain circumstances, together with accrued interest, all as more particularly set forth in the Agreement. The Company agrees to make such payments of principal and interest on the date and in the amount set forth in the Agreement.

     Notwithstanding anything herein contained to the contrary, the indebtedness evidenced by the Junior Debenture is, to the extent provided in the Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined in the Agreement), and this Junior Debenture is issued subject to such provisions, and each holder of Junior Debentures, by accepting the same, agrees to and shall be bound by such provisions and agrees to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Agreement.

     In case an Event of Default, as defined in the Agreement, shall have occurred and be continuing uncured or unwaived, the principal of all of the Junior Debentures may be in certain circumstances declared, and upon such declaration shall become, immediately due and payable, in the manner, with the effect and subject to the conditions provided in the Agreement.

     No reference herein to the Agreement and no provisions of this Junior Debenture or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Junior Debenture at the times, places, and rates, and in the coin or currency, herein prescribed.

     Under certain circumstances as are more fully set forth in the Agreement, this Junior Debenture is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose, upon surrender and cancellation of this Junior Debenture, upon presentation of a duly executed written instrument of transfer satisfactory to the Company and upon the transferee's written agreement to be bound by the provisions of the Agreement, and thereupon a new Junior Debenture or Junior Debentures, of the same aggregate principal amount and in authorized denominations, will be issued to the transferee or transferees in exchange therefor; and this Junior Debenture, with or without other Junior Debentures may in like manner be exchanged for one or more new Junior Debentures of other authorized denominations but of the same aggregate principal amount, all subject to the terms and conditions set forth in the Agreement. Any such transfer or exchange shall be without

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charge by the Company. Transfer tax or the like (if any) shall be paid by the holder hereof or the transferee.

     All terms used in this Junior Debenture which are not defined herein and are defined in the Agreement shall have the meanings assigned to them in the Agreement.

     This Junior Debenture shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with the laws of said Commonwealth.

     IN WITNESS WHEREOF, the Company has caused this Junior Debenture to be duly executed as a sealed instrument.

                                LOGICAL DESIGN SOLUTIONS, INC.


                                By:____________________________
Attest:________________            Name:  Mary Kay Brooks
                                   Title:  President



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